Exhibit 99

FOR IMMEDIATE RELEASE                    Contact:   Coleman S. Hicks
                                                    781-890-0400


       OAK INDUSTRIES INC. ANNOUNCES PRICING OF $100 MILLION
         OF 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2008

   WALTHAM, MA, February 20, 1998 -- Oak Industries Inc. (NYSE:OAK) today announced that it has priced its previously announced issue of $100 million of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes"). The Notes will be convertible into common stock of the Company at a conversion price of $38.66 per share, representing an initial conversion premium of approximately 27% over the closing price on February 19, 1998. The Company may issue up to an additional $15 million of Notes to cover over-allotments in connection with such offering.

   William S. Antle III, Chairman and Chief Executive Officer of Oak stated, "The purpose of the offering is to strengthen the Company's financial flexibility to make strategic acquisitions by replacing borrowings under Oak's $300 million revolving credit facility with lower-cost debt that is convertible into equity at a premium over the present price of Oak's common stock. We expect to use the resulting increased borrowing capacity for such strategic acquisitions, and also for capital expenditures and general corporate purposes."

   The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act's registration requirements. Oak expects to file within 90 days of the closing of the sale of the Notes a registration statement with the Securities and Exchange Commission in connection with the offering of the notes.

   This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

   Oak Industries is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in the communications and selected other industries.

   Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ from those projected in the forward looking statements due to risks and uncertainties that exist in the Company's operations and business environment, described more fully in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Form 10-K filed on February 11, 1998.